AMERICAN STOCK EXCHANGE®
Equities Options ETFs

American Stock Exchange
86 Trinity Place
New York, NY 10006-1872

James P. Mollen
Managing Director - Listing Qualifications
T 212 306 2391
F 212 306 5359
james.mollen@amex.com

Via Facsimile and Federal Express

May 19, 2008

Mr. Matthew Frost
Executive Vice President
On2 Technologies, Inc.
21 Corporate Drive, Suite 103
Clifton Park, NY 12065

Dear Mr. Frost:

The American Stock Exchange (the "Amex" or "Exchange"), as a self-regulatory organization, has the responsibility to provide a fair and orderly marketplace to issuers and to the investing public. Included in these responsibilities is the obligation to take appropriate steps to ensure that companies listed on the Amex market comply with applicable continued listing standards. Investors in companies listed on the Amex have a reasonable expectation that those companies comply with such listing standards or, at a minimum, have a plan in place to return to compliance within a specified time.

A review of the Securities and Exchange Commission's (the "SEC") EDGAR database indicates that On2 Technologies, Inc. ("On2" or the "Company") has yet to file its Form 10-Q for the period ended March 31, 2008. The timely filing of such reports is a condition for the Company's continued listing on the Exchange, as required by Sections 134 and 1101 of the Amex Company Guide (the "Company Guide").[1] In addition, the Company's failure to timely file these reports is a material violation of its listing agreement with the Exchange and therefore, pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is taken, remove the Company's securities from the Exchange.

As a result of the foregoing and the Company's delinquent Form 10-K for the year ended December 31, 2007, the Company remains subject to the procedures and requirements of Section 1009 of the Company Guide. Accordingly, the Company must contact me at the telephone number above or Stella Leung by May 26, 2008, to confirm receipt of this letter, discuss any new developments of which the Exchange staff may be unaware, and indicate whether or not it intends to submit an additional plan of compliance.

The Company is not required at this time to submit an additional plan of compliance in connection with the deficiency identified in this letter. Specifically, the Company's plan of compliance, as accepted by the Exchange on April 30, 2008 (the "Plan"), demonstrates the Company's ability to regain compliance with

[1] The Amex Company Guide may be accessed at www.amex.com

its filing obligations by June 30, 2008 (the "Plan Period"). However, if the Company would like to supplement the Plan to address how it intends to regain compliance with Sections 134 and 1101 of the Company Guide by June 30, 2008, such information should be provided to the Exchange no later than June 2, 2008.

Please be advised that the Company remains subject to the conditions set forth in the Exchange's letter dated April 30, 2008. Therefore, if the Company is not in compliance with all of the Exchange's continued listing standards within the timeframe provided or does not make progress consistent with the Plan during the Plan Period, the Exchange Staff will initiate delisting proceedings as appropriate. The Company may appeal a Staff determination to initiate delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.

This letter constitutes notice of a failure to satisfy certain of the Exchange's continued listing standards. The Company is therefore required to file a current report on Form 8-K pursuant to Item 3.01 of that Form within the requisite time periods. The Company must also issue a press release, pursuant to Section 402 of the Company Guide, contemporaneously with the filing of the Form 8-K that discloses receipt of this letter and the fact that it is not in compliance with the specified provisions of the Amex continued listing standards.[2] Please note, however, that satisfying these filing and publication requirements does not relieve the Company of its obligation to assess the materiality of this letter on an ongoing basis under the federal securities laws nor does it provide a safe harbor under the federal securities laws or otherwise. Accordingly, the Company should consult with securities counsel regarding disclosure and other obligations mandated by law.

Additionally, the Company will continue to be included in a list of issuers that are not in compliance with the Exchange's continued listing standards. This list is posted daily on www.amex.com and includes the specific listing standard(s) that the company is not compliant with. Furthermore, the Exchange is utilizing the financial status indicator fields in the Consolidate Tape Association's Consolidated Tape System ("CTS") and Consolidated Quote Systems ("CQS") Low Speed and High Speed Tapes to identify companies that are noncompliant with the Exchange's continued listing standards and/or are delinquent with respect to a required federal securities law periodic filing. Therefore, the Company will continue to be subject to the indicator .LF to denote its noncompliance.[3] The indicator will not change the Company's trading symbol itself, but will be disseminated as an extension of the Company's symbol on the CTS and CQS whenever the Company's trading symbol is transmitted with a quotation or trade. Both the website posting and indicator will remain in effect until such time as the Company has regained compliance with all applicable continued listing standards.

This letter and any response may constitute non-public information in accordance with federal securities laws, and you may wish to consult with your legal counsel about the Company's obligations in this regard. The only designated representatives at the Exchange with which this matter should be discussed are staff members of the Listing Qualifications and StockWatch Departments. Further, as I am sure you are aware, pursuant to Section 910 of the Company Guide, Amex Specialists must be treated as members of the

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[2] This notice should be provided to the Amex StockWatch Department (telephone: 212-306-8383; facsimile: 212-306-1488) and Stella Leung (telephone: (212) 306-1632 facsimile: 212-306-5359).

[3] Please note that companies that do not comply with the Exchange's qualitative and quantitative continued listing standards will become subject to the website posting and indicator .BC.

public and, accordingly, no non-public information should be discussed with or otherwise disclosed to the Company's specialist.

The Amex remains hopeful that the Company will be able to maintain its listing. If you are in need of any assistance in this matter, please do not hesitate to contact me at the telephone number above or Stella Leung at (212) 306-1632.

Sincerely,

James Moller